UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 13, 2005

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-06523	33-0569235
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2 Goodyear, Irvine, California 92618

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (949) 837-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 13, 2005, Micro Therapeutics, Inc., a Delaware corporation (the “Company”) entered into a Lease (the “Lease”) with The Irvine Company, a Delaware corporation (the “Landlord”), for approximately 96,400 square feet of new office space located at 9775 Toledo Way, Irvine, CA 92618 (the “9775 Premises”).

The term of the Lease is approximately five years commencing upon the date that the Landlord substantially completes improvements to the 9775 Premises as set forth in the Lease (the “Improvements”). The Lease also provides the Company an option to extend the term of the Lease for an additional six years. The basic rental amount for the 9775 Premises is initially $68,000 per month and increases yearly over the term of the Lease up to a maximum of $92,542 per month.

In order to provide the Company with financing to support the planned Improvements and anticipated moving expenses, which are preliminarily estimated to be approximately $2,300,000, ev3 Inc., a Delaware corporation (“ev3”), the Company’s majority stockholder, has agreed to provide the Company with an unsecured loan up to $2.3 million (the “Loan”). The Company may draw down amounts under the Loan from time to time up to an aggregate of $2.3 million. The amounts drawn down under the Loan will bear interest at a floating prime rate plus 2.3% and will be payable in 36 consecutive monthly installments, plus accrued interest. The Company will have the right to prepay the outstanding principal balance and accrued and unpaid interest thereon prior to maturity, without premium or penalty. The promissory note evidencing the Loan (the “Note”) contains customary events of default, including without limitation, payment defaults with cure periods, bankruptcy and involuntary proceedings, monetary judgment defaults in excess of specified amounts, cross-defaults to other agreements and certain changes of control. For certain events of default related to insolvency and receivership, the entire outstanding unpaid principal balance of the Note and all accrued and unpaid interest thereon will automatically become immediately due and payable. In the event of other defaults by the Company, ev3 may declare the entire outstanding unpaid principal balance of the Note and all accrued and unpaid interest thereon to be immediately due and payable. Upon an event of default, ev3 may also exercise all rights and remedies under any other instrument, document, or agreement between the Company and ev3, enforce all rights and remedies under any applicable law, and offset any and all balances, credits, deposits, accounts, or monies of the Company then or thereafter with ev3, or any obligations of ev3 to the Company arising under any agreement or arrangement between ev3 and the Company, against any amounts due to ev3 from the Company arising under the Note.

In addition to the Loan, ev3 Endovascular, Inc., a wholly-owned subsidiary of ev3 (“ev3 Endovascular”), issued a $1.0 million standby irrevocable letter of credit in favor of the Landlord, to provide the Company with additional financing to support the planned Improvements (the “Letter of Credit”). The Letter of Credit expires on September 15, 2006, but will be automatically extended for successive one-year periods thereafter, unless LaSalle Bank N.A. notifies the parties that it does not intend to renew the Letter of Credit for an additional year at least 30 days prior to the expiration date, as such expiration date may be extended.

The descriptions of the Lease, Note and Letter of Credit, as amended, set forth above are qualified in their entirety by reference to the such documents filed as Exhibits 10.53, 10.54 and 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are hereby incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosure under Item 1.01 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

10.53	Lease, dated October 13, 2005, by and between Micro Therapeutics, Inc. and The Irvine Company.

10.54	Promissory Note, dated October 13, 2005, in the principal amount of up to $2,300,000 issued by Micro Therapeutics, Inc. in favor of ev3 Inc.

99.1	Letter of Credit dated September 16, 2005 issued in favor of The Irvine Company.

99.2	Amendment to Letter of Credit dated September 16, 2005, issued in favor of The Irvine Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

October 18, 2005	/s/ Thomas C. Wilder, III
Thomas C. Wilder, III, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.53	Lease, dated October 13, 2005, by and between Micro Therapeutics, Inc. and The Irvine Company.

10.54	Promissory Note, dated October 13, 2005, in the principal amount of up to $2,300,000 issued by Micro Therapeutics, Inc. in favor of ev3 Inc.

99.1	Letter of Credit dated September 16, 2005 issued in favor of The Irvine Company.

99.2	Amendment to Letter of Credit dated September 16, 2005, issued in favor of The Irvine Company.